Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin® Ltd. Extends Agreement with NAVTEQ®
Garmin Ltd. does not intend to pursue its offer for Tele Atlas

Cayman Islands/DATE/PR Newswire - Garmin Ltd. (Nasdaq: GRMN) announced today that its subsidiaries, Garmin International Inc and Garmin Corporation, have signed a six-year extension to their agreement with NAVTEQ, a leading provider of digital map data for location based solutions and vehicle navigation. The agreement allows Garmin to continue using NAVTEQ data through 2015, with an option to renew for an additional four-year period. In addition, the parties have agreed to pursue expanded points of cooperation that will result in improved mapping quality and coverage worldwide, and will drive further device innovation into the future. The parties did not disclose specific details of the agreement.

“Garmin has partnered with NAVTEQ for many years. We utilize their map data in the majority of our products and we have always appreciated their commitment to the market,” said Garmin CEO Dr. Min Kao. “Extending our agreement with NAVTEQ ensures the availability of quality mapping data for our customers, and provides a basis for enhanced cooperation which is a win-win for both Garmin and NAVTEQ. We believe the outcome creates the best value for Garmin, our customers, and stakeholders.”

In addition and with reference to the press release dated October 31, 2007, Garmin also announced today that in light of these developments it does not intend to pursue its offer for Tele Atlas N.V.

Garmin is a leading, worldwide provider of navigation, communications and information devices with subsidiaries in the United States, Canada, Taiwan, the United Kingdom, Germany, France, Brazil and Singapore with pending acquisitions in Denmark, Italy and Spain. Through its operating subsidiaries the company designs, develops, manufactures and markets a diverse family of hand-held, portable and fixed-mount GPS-enabled products and other navigation, communications and information products. Garmin’s projected FY 2007 revenues are nearly US$3 billion, and the company expects to ship more than 10 million devices in 2007. Garmin sells its products through a worldwide network of approximately 3,000 independent dealers and distributors in approximately 100 countries.

This is an announcement in accordance with section 9b paragraph 2(g) of the Dutch Securities Market Supervision Decree 1995 (Besluit Toezicht Effectenverkeer 1995).

About Garmin
The Garmin Ltd. (Nasdaq: GRMN) group of companies designs and manufactures navigation, communication and information devices - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future product introductions are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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